EXHIBIT 1
This Exhibit 1 to Amendment No. 8 to Schedule 13D is filed pursuant to the requirements of Rule 13d-1(k)(1)(iii). The undersigned hereby agree that Amendment No. 8 to Schedule 13D, to which this Exhibit 1 is attached, is filed on behalf of each of the undersigned.

KEITHLEY INVESTMENT CO. LIMITED PARTNERSHIP, an Ohio limited partnership
By:	/s/ Joseph P. Keithley
Joseph P. Keithley, its sole general partner

/s/ Joseph P. Keithley
Joseph P. Keithley